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                                                                    EXHIBIT 12.1

                               RATIO CALCULATIONS

                                    1992          1993          1994           1995           1996
                                  ---------     ---------     ---------     ----------     ----------
Earnings to Fixed Charges:
  Income before income taxes....  4,026,000     8,356,000     8,983,000     17,151,000     53,531,000
  Interest expense..............    171,000       211,000       322,000      3,205,000      9,348,000
                                  ---------     ---------     ---------     ----------     ----------
          Total.................  4,197,000     8,567,000     9,305,000     20,356,000     62,879,000
                                 divided by    divided by    divided by     divided by     divided by
  Interest expense..............    171,000       211,000       322,000      3,205,000      9,348,000
                                  ---------     ---------     ---------     ----------     ----------
  Ratio.........................      24.54         40.60         28.90           6.35           6.73


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